Exhibit 99.2

Excerpts from Franchise Group, Inc.’s Confidential Preliminary Offering Memorandum dated October 27, 2020.

In this offering memorandum, the terms the “Issuer,” “Company,” “Franchise Group,” “we,” “us,” “our” and similar terms refer to Franchise Group, Inc. and its subsidiaries unless the context indicates otherwise.

Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Adjusted EBITDA (pro forma for the Transactions) (each as defined in “Summary—Summary Historical and Pro Forma Financial Data”) in various places in this offering memorandum. These are supplemental financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of “non-GAAP financial measures,” such as EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma for the Transactions) and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and
•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and
•	the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

The non-GAAP financial measures presented in this offering memorandum may not comply with the SEC rules governing the presentation of non-GAAP financial measures. In addition, our measurements of EBITDA, Adjusted EBITDA and Adjusted EBITDA (pro forma for the Transactions) may not be comparable to those of other companies. Please see “Summary—Summary Historical and Pro Forma Financial Data” for a discussion of our use of EBITDA, Adjusted EBITDA and Adjusted EBITDA (pro forma for the Transactions) in this offering memorandum, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA (pro forma for the Transactions) to the most closely comparable financial measure calculated in accordance with GAAP.

Our management defines and calculates Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization adjusted for certain non-core or non-operational items related to executive severance and related costs, stock-based compensation, shareholder litigation costs, restructuring expenses, corporate governance costs, Tender Offer (as defined herein) costs, prepayment penalty on early debt repayment, accrued judgements and settlements, net of estimated revenue, store closures, rebranding costs, acquisition costs, inventory fair value step up amortization and management fee as described in the reconciliation in “Summary—Summary Historical and Pro Forma Financial Data.” We define and calculate Adjusted EBITDA (pro forma for the Transactions) as pro forma net income (loss) giving effect to the Transactions (as defined herein) as if they had occurred on May 1, 2018 before the same items described above as Adjusted EBITDA. This does not give effect to supplemental information related to cost synergies and acquisition impacts as described below.

Our management believes the presentation of these measures is useful to investors as supplemental measures in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period because they exclude items that we do not believe are reflective of our core or ongoing operating results. These measures are used by our management to evaluate performance and make resource allocation decisions each period. Adjusted EBITDA is also the primary operating metric used in the determination of executive management's compensation. In addition, a measure similar to Adjusted EBITDA is used in the Company’s credit facilities and the notes being offered hereby, but is calculated differently. EBITDA, Adjusted EBITDA and Adjusted EBITDA (pro forma for the Transactions) should not be considered in isolation or as a substitute for net income or other income statement information prepared in accordance with GAAP and our presentation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The offering memorandum also contains additional information that is provided to reflect the estimated cost savings related to various management actions taken at our acquired businesses and other impacts of our acquisitions. The information primarily presents the realized and unrealized cost synergies assuming such actions were taken as of January 1, 2020. The majority of the cost synergies or dis-synergies have been realized or are expected to be realized by the end of 2020. Management believes this information is useful to investors as it provides relevant information regarding the status of the Company’s transformation activities and the estimated impacts during the period. Reasonable estimates were made by considering the cost reductions from contract termination charges or modifications to achieve more favorable pricing, reductions in duplicative costs upon integration and optimization activities that reduce overall spend. As these amounts are estimates and certain activities have not fully been implemented, these amounts are subject to change. Management believes that there is a reasonable basis for its estimates and they fairly present the estimated effects of management actions related to the Company’s acquisitions.

Frequently Used Terms

•	“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of September 23, 2020, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Franchise Group Intermediate, as lead borrower, certain direct and indirect subsidiaries of Issuer from time to time party thereto as borrowers, Franchise Group New Holdco, as a guarantor, certain direct and indirect subsidiaries of Franchise Group New Holdco, from time to time party thereto as guarantors, the various lenders from time to time party thereto, Citizens Bank, N.A., as administrative agent and collateral agent, and the other persons from time to time party thereto;

•	“ABL Priority Collateral” has the meaning assigned to such term in “Description of Notes—Certain Definitions”;

•	“AD” or “Area Developer” means a person or entity to which we provide large clusters of franchise territories where such person or entity is responsible for marketing franchise opportunities and providing operational support for franchisees within such territories;

•	“American Freight” and the “American Freight segment” mean our operations under the “American Freight” banner and, as the context requires, includes Sears Outlet business;

•	“Buddy’s” and the “Buddy’s segment” refer to our operations under the “Buddy’s Home Furnishings” brand;

•	“Collateral” means the FRG Collateral, the VSI Collateral and the Issuer Collateral;

•	“Common Stock” means our Common Stock, par value $0.01 per share;

•	“Common Stock Offering” means the Company’s June 25, 2020 offering to the public of 4,200,000 shares of Common Stock at a price to the public of $23.25 per share and the Company’s subsequent related offering of 630,000 shares of Common Stock that closed on August 3, 2020 for an aggregate principal amount of approximately $112 million, which generated net proceeds of approximately $106 million.

•	“COVID-19” means the disease caused by the novel coronavirus;

•	“Existing Term Loan Credit Agreement” means that certain Credit Agreement, dated as of February 14, 2020, by and among Franchise Group Intermediate, as lead borrower, certain direct and indirect subsidiaries of Franchise Group New Holdco from time to time party thereto as borrowers, Franchise Group New Holdco, as a guarantor, certain direct and indirect subsidiaries of Franchise Group New Holdco from time to time party thereto as guarantors, the various lenders from time to time party thereto, GACP Finance Co., LLC, as administrative agent and Kayne Solutions Fund, L.P., as collateral agent, as amended by Amendment Number One to Credit Agreement, dated as of March 13, 2020, as further amended by Limited Waiver, Joinder and Amendment Number Two to Credit Agreement, dated as of May 1, 2020, as further amended by Amendment Number Three to Credit Agreement, dated as of September 23, 2020, as further amended by Amendment Number Four to Credit Agreement, dated as of September 25, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time;

•	“Financing Transactions” means the $650 million of senior secured notes offered hereby and the use of proceeds as described herein, specifically to (i) repay in full the term loan borrowings under our Existing Term Loan Credit Agreement including outstanding interest thereon, (ii) repay in full all outstanding borrowings (without a corresponding reduction in commitments) under our ABL Credit Agreement and Vitamin Shoppe ABL Agreement including outstanding interest thereon (excluding outstanding letters of credit thereunder) and (iii) pay related fees and expenses;

•	“Former ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of February 14, 2020, as amended from time to time, by and among, Franchise Group Intermediate, as lead borrower, Franchise Group New Holdco, as a guarantor, certain of our indirect subsidiaries from time to time party thereto as borrowers or guarantors, the lenders from time to time party thereto and GACP Finance Co., LLC, as administrative agent and collateral agent;

•	“Franchise Group Intermediate” means Franchise Group Intermediate Holdco, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Issuer and direct, wholly owned subsidiary of Franchise Group New Holdco;

•	“Franchise Group New Holdco” means Franchise Group New Holdco, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Issuer;

•	“FRG Collateral” has the meaning assigned to such term in “Description of Notes—Certain Definitions”;

•	“Issuer Collateral” has the meaning assigned to such term in “Description of Notes—Certain Definitions”;

•	“Liberty Parties” means Franchise Group Intermediate L 1, LLC and each of its subsidiaries;

•	“Liberty Tax” and the “Liberty Tax segment” mean our operations under the “Liberty Tax,” “Liberty Tax Canada,” and “Siempre” brands;

•	“Notes Priority Collateral” has the meaning assigned to such term in “Description of Notes—Certain Definitions”;

•	“Pro Forma Period” means the 14 month period beginning May 1, 2019 and ending June 27, 2020;

•	“Preferred Stock Offering” means the Company’s September 15, 2020 offering to the public of 1,250,000 shares of its 7.50% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 per share, at a price to the public of $25.00 including a subsequent related offering for an aggregate principal amount of approximately $31 million which generated net proceeds of approximately $29 million;

•	“Recent Transactions” refers to the following transactions that occurred after June 27, 2020: (a) the Common Stock Offering, (b) the repayment in full of approximately $32 million outstanding under the Vitamin Shoppe Term Loan Agreement, (c) the Preferred Stock Offering (d) the entry into the ABL Credit Agreement and concurrent termination of the Former ABL Credit Agreement and (e) the repayment of approximately $71 million under the Former ABL Credit Agreement;

•	“Remaining Credit Facilities” means the ABL Credit Agreement and the Vitamin Shoppe ABL Agreement;

•	“Sears Outlet” means the carve-out business acquired by us from Sears Hometown and Outlet Stores, Inc. on October 23, 2019. Sears Outlet was rebranded as American Freight Outlet following the acquisition of American Freight, and is included in the American Freight segment;

•	“Transition Period” means the fiscal period from May 1, 2019 through December 28, 2019;

•	“Vitamin Shoppe” and the “Vitamin Shoppe Segment” mean our operations under the “The Vitamin Shoppe” brand;

•	“Vitamin Shoppe ABL Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of December 16, 2019, by and among Franchise Group New Holdco’s direct and indirect subsidiaries related to the Vitamin Shoppe Segment from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as agent, as amended by Amendment Number One to Second Amended and Restated Loan and Security Agreement, dated as of May 22, 2020, as further amended by Amendment Number Two and Limited Waiver to Second Amended and Restated Loan and Security Agreement, dated as of August 25, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time;

•	“Vitamin Shoppe Term Loan Agreement” means that certain Loan and Security Agreement, dated as of December 16, 2019, as amended from time to time, by and among our indirect subsidiaries related to the Vitamin Shoppe segment from time to time party thereto as borrowers or guarantors, the lenders from time to time party thereto and GACP Finance Co., LLC, as agent; and

•	“VSI Collateral” has the meaning assigned to such term in “Description of Notes—Certain Definitions.”

Summary

The following summary highlights certain information contained elsewhere or incorporated by reference in this offering memorandum and is qualified in its entirety by the more detailed information and historical financial statements included or incorporated by reference herein. Because this is a summary, it is not complete and may not contain all of the information that may be important to you in making a decision to invest in the notes. Before making an investment decision, you should carefully read the entire offering memorandum and documents incorporated by reference in this offering memorandum, including the information presented under “Risk Factors,” “—Summary Historical and Pro Forma Financial Data” and the historical financial statements and related notes, and unaudited pro forma financial information and related notes included elsewhere or incorporated by reference in this offering memorandum.

Our Company

We are a franchisor, operator and acquirer of franchised and franchisable businesses that can be added to our platform providing scale benefits and offering improvements based upon our operating philosophies. We currently operate four reportable segments: American Freight, Buddy’s, Vitamin Shoppe and Liberty Tax.

On July 10, 2019, Liberty Tax, the predecessor to Franchise Group, completed the acquisition of Buddy’s. Our Buddy’s segment franchises and operates rent-to-own stores that lease brand name household durable goods, such as electronics, residential furniture, appliances and household accessories, to customers on a rent-to-own basis. Merchandise is also offered for immediate purchase. Liberty Tax subsequently changed its name to Franchise Group, Inc. on September 19, 2019.

On October 23, 2019, we completed the acquisition of Sears Outlet from Sears Hometown and Outlet Stores, Inc. Sears Outlet has been rebranded as American Freight Outlet and is included in the American Freight segment. American Freight Outlet provides in-store and online access to purchase as-is or new home appliances, furniture and mattresses. Merchandise categories formerly associated with Sears Outlet, such as apparel, sporting goods, tools, and other household goods have been discontinued to make space for the furniture and mattress offering.

On December 16, 2019, we completed our acquisition of Vitamin Shoppe, Inc. Our Vitamin Shoppe segment is an omni-channel specialty retailer of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products.

On February 14, 2020, we completed the acquisition of American Freight Group, Inc. Our American Freight segment is a retail chain offering unbranded furniture, mattresses and home accessories at discount prices. As noted above, we have combined American Freight with the Sears Outlet businesses and have rebranded the combined business as American Freight Furniture, Mattress and Appliance.

These acquisitions have transformed our Liberty Tax business, the third largest institutional tax preparation service provider in the United States and Canada, into a multi-segment operator and franchisor with 9,287 employees and 4,062 stores across our brands.

Corporate History

Franchise Group is a Delaware corporation that was initially formed as JTH Holding, Inc. on September 23, 2010, which later changed its name to Liberty Tax, Inc. and subsequently changed its name to Franchise Group, Inc. on September 19, 2019.

Business Strategy

Our strategy is to focus on the acquisition of, or investment in, franchise and franchisable businesses. We assembled a mix of businesses that we believe provide us balance and resiliency, while also benefiting from the scale of a single franchisor.

We are a multi-brand operator that continually looks to grow our portfolio of brands. Our acquisition strategy targets franchised or franchisable businesses that are highly cash flow generative with strong store or unit economics or high product margins. Our acquisition businesses fit into one of three categories:

•	Multi-unit franchise businesses that can be scaled

•	Multi-unit businesses that are predominantly corporate-owned but can be franchised

•	Multi-unit businesses that can be restructured to maximize value before achieving an exit

We have established a corporate platform that enables Franchise Group, Inc. to deploy capital to acquire assets that may have few natural buyers but become more valuable as part of Franchise Group, Inc. Across all businesses, we look to create operating efficiencies in order to drive incremental free cash flow while allowing the management teams of each brand to focus on growing their businesses. The operating efficiencies result from the scale of the combined business and include, but are not limited to:

•	Shared services, such as, health and welfare benefits plans, insurance consolidated accounting and finance functions;
•	Logistics, freight and shipping;
•	Marketing efficiencies;
•	Payroll & human resources information systems;
•	Recruiting and training tools;
•	Purchasing efficiencies;
•	Implementing operational best practices; and
•	Implementing more structured financial discipline.

Furthermore, our aggregated platform of multiple brands and increased scale provides cost of capital advantages relative to financing each business alone.

We believe our portfolio of brands will allow us to offer franchisees a variety of platforms that will allow them to diversify their investment portfolio in a local area, optimize their geographic penetration and grow their businesses. We believe our investors will benefit from sustainable franchise royalties and opportunistic franchise sales. Furthermore, we expect our refranchising strategy will create significant cash inflows to opportunistically de-lever and acquire additional brands.

Segment Overview

We currently operate four reportable segments: American Freight, Buddy’s, Vitamin Shoppe and Liberty Tax.

American Freight

We formed American Freight by merging the legacy American Freight, which we acquired in February 2020, and Sears Outlet. In July of 2020 the combined business was rebranded American Freight – Appliance, Furniture and Mattress.

American Freight is a category-defining retailer of value furniture and appliances with more than 300 locations across more than 30 states and covers 128 of 210 designated market areas in the U.S. American Freight provides in-store and online access to purchase new, one-of-a-kind, out-of-box, discontinued, obsolete, reconditioned, overstocked, scratched and dented household appliances and unbranded furniture and mattresses at value prices. American Freight serves as a liquidation channel for major appliance vendors. For appliances, American Freight operates specialty distribution centers that test every product before it is offered for sale to customers. Customers are typically covered by the original manufacturer's warranty and are offered the opportunity to purchase a full suite of extended-service plans and services. Additionally, American Freight provides customers with multiple payment options providing access to high-quality, brand name appliances that may otherwise remain aspirational. American Freight’s revenue consists of furniture (42%), appliances (37%), mattresses (11%), and other (10%) for the period beginning December 29, 2019 and ending September 26, 2020. The segment is headquartered in Delaware, Ohio.

Industry and Competition. American Freight operates in the outlet-value retail industry and primarily competes with local and national chains in furniture and big box retailers and locally owned appliance retailers that sell new-in-box and out-of-box or as-is appliances. There are no national retailers that compete with American Freight with respect to as-is appliances, which represent aproximately 37% of the segment's sales for the period beginning December 29, 2019 and ending September 26, 2020. We face additional competition from other discount retailers in the furniture and mattress markets.

We believe that the key differentiating factor between competitors operating in the outlet-value retail industry for appliances is providing a wide range of brand-name products, including Kenmore, Whirlpool, GE, LG, Maytag and Samsung, at prices that are significantly lower than list prices. American Freight’s unbranded value furniture and mattresses are high quality and low cost to the consumer. Our operating model allows us to maintain low prices for our customers. Other factors include product assortment and quality, flexible payment options, service and convenience, appliance brand recognition, online and multichannel capabilities, and availability of retail-related services such as access to credit and product delivery. American Freight has an opportunity to continue to gain market share in the value furniture segment as other players of scale move towards premiumization.

Ownership Model. As of October 2020, there were 304 American Freight Furniture, Mattress and Appliance stores, of which six were operated by independent franchisees. Under our primary franchise model, the franchisee operates the store and is responsible for its operating costs, including payroll and leasing costs. Today, we provide inventory to the franchisee on a consignment basis, and the franchisee earns variable commissions on sale of merchandise, extended-service plans, and other services. We also provide brand and marketing services to the franchisee. In certain cases, we remain responsible for lease costs in the case of a default by the franchisee until the expiration of the lease, at which time our franchisee may be required to negotiate a new lease to which we will not be a party. The franchise relationship is governed by a franchise agreement with each franchisee that generally has a ten-year term and includes the franchisee's right to extend the term for an additional five years subject to the franchisee's satisfaction of renewal conditions that are specified in the franchise agreement. The franchise agreement also currently obligates the franchisee to pay to us specified fees, including an initial franchise fee, training fees, transfer fees, and successor franchise fees.

Seasonality. American Freight is seasonally weighed towards the first quarter of the calendar year, primarily due to sales driven from income tax refunds increasing the discretionary income of our customers.

Buddy’s Home Furnishings

Our Buddy's Home Furnishings segment (“Buddy’s”) is a specialty retailer of high quality, name-brand consumer electronic, residential furniture, appliances and household accessories through rent-to-own agreements. The rental transaction allows our customers the opportunity to own high-quality products they need and want under flexible purchase agreements with no long-term obligations. Buddy’s revenue mix consists of furniture (45%), consumer electronics (20%), appliances (19%), computer (7%), smartphones (4%), and other (5%) merchandise for the period beginning December 29, 2019 and ending September 26, 2020. Buddy’s is the 3rd largest operator of rent-to-own stores in North America and its stores span across 21 U.S. states and territories. Buddy's is headquartered in Orlando, Florida.

Ownership Model. As of October 2020, Buddy’s has 291 locations in the United States and Guam, of which approximately 68% of stores are operated by franchisees and 92 stores are company-operated. Buddy’s sells start-up franchises, conversion franchises, area development and area representative agreements, master franchises (subfranchising), and special class franchises pursuant to franchise agreements that provide for continuing fees of up to 6% of sales from the franchise stores. The term of the franchise agreement is generally ten-years with an automatic one-year renewal following the expiration of the initial period, unless terminated sooner by the parties. Under the terms of the franchise agreement, a franchisee is granted a territory for the retail business which operates under the Buddy’s Home Furnishings trademark. Through the retail business, the franchisee has the ability to offer for lease high-quality household goods with an option for ownership, along with ancillary customer services. Buddy’s franchisees are only permitted to offer Buddy’s-approved products and services which means the range, types and brands of household goods, consumer electronics, and consumer financial services are approved by Buddy’s. The franchise agreement imposes various obligations on the franchisee, including complying with system standards and service requirements. Buddy’s has the highest percentage of franchised stores in the rent-to-own industry, providing a potential path to growth without significant capital deployment. We plan for Buddy’s to become 90% franchised over time and its refranchising strategy provides a playbook for other Franchise Group, Inc. brands.

Developer Area. Our franchise model under the Buddy’s segment offers multi-unit developer (“Developer”) agreements which allows the Developer to open a certain number of Buddy’s stores within a designated geographic territory with a specified development schedule. Each store operates under the terms of a separate franchise agreement. The Developer pays a fee to us equal to 100% of the franchise fee due for the first store that the Developer agrees to develop under the initial franchise agreement and 40% of the franchise fee due for each additional store.

Industry and Competition. According to data from Experian, 34% of Americans had a FICO score below 670 in the second quarter of 2019. These consumers are in the "subprime" category, and below, and describe credit applicants who are likelier than most to have difficulty repaying their debts. In 2019, 50% of U.S. household income was less than $69,000 and these households may lack access to traditional credit. The rent-to-own industry provides customers the opportunity to obtain merchandise they might otherwise be unable to obtain due to insufficient cash resources or a lack of access to credit.

Our stores compete with other national, regional and local rent-to-own businesses, including online only competitors, as well as with rental stores that do not offer their customers a purchase option. With respect to customers desiring to purchase merchandise for cash or on credit, we also compete with retail stores, online competitors and non-traditional lenders. Competition is based primarily on convenience, store location, product selection and availability, customer service, rental rates and terms.

Seasonality. No significant seasonal impact exists in the rent-to-own industry.

Vitamin Shoppe

Our Vitamin Shoppe segment (“Vitamin Shoppe”) is an omni-channel specialty retailer of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products. We market approximately 700 nationally recognized brands as well as our own brands, which include The Vitamin Shoppe®, BodyTech®, True Athlete®, plnt®, ProBioCare®, Fitfactor Weight Management System® and Vthrive The Vitamin Shoppe®. We believe we offer one of the largest varieties of products among vitamin, mineral and supplement (“VMS”) retailers and we continue to refine our assortment with approximately 14,000 total stock keeping units (“SKUs”). Our e-commerce sites complement in-store experience by extending product offerings with approximately 5,500 additional SKUs, as compared to stores. Direct-to-consumer sales have grown from 14% of all sales in 2019 to over 20% in 2020 for the period beginning December 29, 2019 through October 12, 2020. Our broad product offering enables us to provide our customers with a depth of selection of products that may not be readily available at other specialty retailers or mass merchants, such as discount stores, supermarkets, drug stores or wholesale clubs. We believe our product offering and emphasis on product knowledge and customer service helps us meet the needs of our target customer and serves as a foundation for enhancing strong customer loyalty. We expect our plan for an ongoing shift toward private label to drive margin expansion and customer retention.

We continue to focus on improving the customer experience through the roll-out of initiatives including increasing customer engagement and personalization, redesigning the omni-channel experience (including in stores as well as through the internet and mobile devices), expanding our buy-online-pick-up in store (“BOPIS”) and delivery options, growing our private brands and improving the effectiveness of pricing and promotions.

As of October 2020, Vitamin Shoppe operated 725 stores in the U.S. Vitamin Shoppe consists of our “operations” under the “The Vitamin Shoppe” brand and is headquartered in Secaucus, New Jersey.

Industry and Competition. The U.S. nutritional supplements retail industry is highly competitive and fragmented. Competition is based primarily on quality, product assortment, price, customer service, convenience, marketing support and availability of new products. We compete with publicly and privately-owned companies with broad geographical market coverage and product categories. We compete with other specialty and mass-market retailers in addition to a variety of independent health and vitamin stores and e-commerce outlets.

Seasonality. The vitamin and supplement retail business does exhibit some seasonality with a peak in sales in the first quarter of the year, as consumers make New Year’s resolutions to be healthier, driving sales in the Vitamin Shoppe’s categories.

Regulatory and Quality Control. The Food and Drug Administration (“FDA”) is the regulatory authority charged with overseeing the products we offer and the Federal Trade Commission (“FTC”) regulates the advertising of those products. In addition, the U.S. Department of Agriculture (“USDA”) regulates certain aspects of our products containing cannabidiol (“CBD”), which is derived from hemp. Our Scientific and Regulatory Affairs (“S&RA”) and Legal departments review all aspects of our FDA and FTC regulatory processes, ensuring compliance with regulations. We have established processes to review the underlying safety and efficacy of our branded products, including The Vitamin Shoppe®, BodyTech®, True Athlete®, plnt®, ProBioCare®, Fitfactor Weight Management System® and Vthrive The Vitamin Shoppe®. These processes include review of the ingredients’ safety information, product formulation, product form, product labeling, the efficacy and claim support for the product and any marketing materials. All consumer communications that deal with product and health issues must be approved by our S&RA department prior to being disseminated to the public. We have standard procedures whereby all potential Vitamin Shoppe contract manufacturers are reviewed and approved by us before they can supply any of our branded products. In addition, all potential new products are evaluated and approved by us prior to being accepted into our branded product lines.

Our agreements with manufacturers require that all of our branded products not be adulterated or misbranded under any provisions of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the regulations promulgated thereunder. This includes, but is not limited to, compliance with applicable current Good Manufacturing Practices (“cGMP”). This means that ingredients in our products must be tested for identity, purity, quality, strength, and composition before being incorporated into our branded products. All of these products require a certificate of analysis. We have established a standard quality control operating procedure that calls for on-site audits of our contract manufacturers’ facilities and processes and have established an internal team that will audit each of these facilities and work with our contract manufacturers to resolve any noncompliance with food and dietary supplement cGMP regulations. We require that our manufacturers have certificates of analysis (such as for microbial testing and label testing). Third-party vendors, are also subject to a standard review, must comply with our vendor purchase agreement, including guaranteeing that all third-party products are lawful and manufactured in compliance with applicable cGMPs, and are required to carry adequate insurance policies to satisfy our standards. Each new product proposed to be carried by us is reviewed by our S&RA department which rejects those products that it believes may present undue risk to our customers or be unsafe.

Liberty Tax

Our Liberty Tax segment (“Liberty Tax”) is the 3rd largest institutional tax preparation service provider in the United States and Canada. Our tax preparation services and related tax settlement products are offered primarily through franchised locations with a limited number of Company-owned offices. Liberty Tax’s current product offering includes federal and state income tax preparation services, do-it-yourself (“DIY”) tax preparation software and Easy Advance loans. We plan to provide franchisees and customers with more value-added “all-season” products and services in order to help their businsses drive revenue outside of tax season. We are also testing Liberty Tax “store within a store” model with American Freight to drive mutual customer traffic and further demonstrate the strategic synergy of FRG brands. The majority of our offices are operated under the Liberty Tax Service brand. We have 2,742 offices in the U.S. and Canada with approximately 94% of our stores franchised. Our revenue mix consists of franchise fees and royalties (50%), financial products and E-file fees (29%), interest income (3%), tax preparation fees (16%) and other revenues (3%), for the period beginning December 29, 2019 and ending September 26, 2020.

The tax return preparation market is divided into two distinct primary sectors: paid tax preparation and DIY preparation. Approximately 56% of U.S. e-filed returns during the 2019 tax season were prepared by paid preparers. In addition to tax preparation services, we offer related financial products to our tax customers. The services and products are designed to provide streamlined tax preparation services for taxpayers who, for reasons of complexity, convenience, or the need for prompt tax refunds, seek assisted tax preparation services. During the 2020 tax season, we and our franchisees accounted for 1.2 million tax returns filed through our retail offices, and 0.1 million through our online tax programs. We primarily serve the underbanked population, with approximately 80% of our customer base earning less than $50,000 annually. We believe industry consolidation will continue to occur as many independent tax preparers look to exit the industry as they are confronted with increased costs, regulatory requirements and demands to provide tax settlement products.

We believe our scale will allow us to be a beneficiary of consolidation due to our ability to efficiently address changing regulatory requirements and our ability to provide a fully competitive mix of financial products that are attractive to our customers.

Ownership Model. Liberty Tax runs a franchise model which allows us to grow our retail offices with minimal capital expenditures and fixed costs.

Company-Owned Offices. We currently operate 181 Company-owned offices. We prefer to operate through franchise locations, and most of the Company-owned offices we operate are offices that have been previously owned by former franchisees who have ceased operations or failed to meet our performance standards. Rather than close offices that we believe have the potential to be successful, we operate them as Company-owned offices and may resell them at a later date.

Franchise Territories and Agreements. Under the terms of our standard franchise agreement, each franchisee receives the right to operate a tax return preparation business under the Liberty Tax Service brand within a designated geographic territory. Each territory has a target population of approximately 30,000 people. Franchisees presently have several options for acquiring a new undeveloped territory. The typical franchise fee is $40,000. We may offer special financing programs to qualified franchisees. Our franchise agreement requires franchisees to pay us a base royalty equal to 14% of the franchisee's tax preparation revenue, subject to certain specified minimums. Franchisees are also required to pay us an advertising fee of 5% of their tax preparation revenue. Franchise agreements have an initial term of five years and are renewable. The agreements impose various performance requirements on franchisees, require franchisees to use our software and equipment designated by us, and obligate our franchisees to operate in their offices in accordance with standards we establish. Our agreements require our franchisees to comply with applicable state and federal legal requirements. Although we do not control and are not responsible for any compliance issues that could be caused by our franchisees or their tax preparers, we provide guidance to our franchisees regarding their compliance obligations, including the provision of standard advertising templates, training materials that include detailed compliance information, and systems that alert them to unusual activity. We also use a variety of means in an attempt to identify potential franchise and tax law compliance issues and require franchisees to address any concerns, including the continued enhancement of a Compliance Department which helps to examine and prevent non-compliance, fraud and other misconduct among our franchisees and employees.

AD Areas. We have included in our franchisee model the sale of Area Developer (“AD”) areas. Under the AD model, we make large clusters of territories available to an AD who is responsible for marketing franchise opportunities within the larger AD area. Our ADs generally receive 50% of both the franchise fee and royalties collected from franchises located in their AD areas and are required to provide marketing and operational support for these franchises.

Franchisee Loans. We used to provide a substantial amount of lending to our franchisees and ADs which allowed franchisees to finance a portion of their franchise fees. We also assist our franchisees in obtaining working capital loans to fund their operations.

Financial Products. Liberty Tax expends considerable effort to ensure that our franchisees are able to offer a complete range of tax settlement products to our customers, and to provide our customers choices in these products. We offer these products because we believe that a substantial portion of our prospective customers place significant value on the ability to monetize their expected income tax refund quicker than filing their tax return without utilizing the services of a paid tax preparer.

We offer two types of tax settlement products: refund transfer products and refund-based loans:

•	Refund Transfer Products. We believe many of our customers do not have access to a traditional banking account, and therefore, do not have the ability to provide the IRS and other tax authorities an account for the direct deposit of their tax refunds. A refund transfer product involves one of our banking products establishing a new temporary bank account that can accept direct deposit of the customer's tax refund. The balance of the customer’s refund, after payment of tax preparation and other fees is delivered to the customer by paper check, prepaid card or a direct deposit into a customer’s existing bank account.
•	Refund-Based Loans. We partner with banks to offer a refund-based loan to customers (“Refund Advance”). Approved customers are not charged fees or interest for Refund Advances up to $1,500. There are no additional requirements for customers to receive a Refund Advance.

We believe our ability to offer refund transfer products and refund-based loans will enable us to continue to meet our customer's needs. The number of customers in our U.S. offices receiving our refund transfer products was 43% for the 2020 tax season and 46% for the 2019 tax seasons. We believe the decline in the 2020 tax season percentage was due to the extension of the tax filing deadline to July 15, 2020, which lead to more late season customers that do not typically take advantage of refund transfer products.

Seasonality. The tax return preparation business is highly seasonal, and Liberty Tax historically generates most of its revenues during the period from January 1st through April 30th. In the year ended April 30, 2019, 87% of Liberty Tax's revenues were earned from January to April. We generally operate at a loss during the period from May 1st through calendar year-end, during which we incur costs associated with preparing for the upcoming tax season. Due to the extension of the tax filing deadline to July 15, 2020, seasonality in fiscal 2020 will not be as dramatic as in past years.

Industry and Competition. The paid tax preparation market is highly competitive. We compete with tens of thousands of paid tax return preparers, including H&R Block, Jackson Hewitt, regional and local tax return preparation companies, most of which are independent and some of which are franchised, regional and national accounting firms, financial service institutions that prepare tax returns as part of their businesses and online preparation services. Our ability to compete in the tax return preparation business depends on our product mix, price for services, customer service, the specific site locations of our offices, local economic conditions, quality of on-site office management, the ability to file tax returns electronically with the IRS and state tax authorities, and the availability of tax settlement products to offer to our customers.

We also compete for the sale of tax return preparation franchises with H&R Block, Jackson Hewitt, and other regional franchisors. In addition, we compete with franchisors of other high-margin services outside of the tax preparation industry that attract entrepreneurs seeking to become franchisees. Our ability to continue to sell franchises is dependent on our brand image, the products and services to be provided through our network, the relative costs of financing and start-up costs, our reputation for quality, and our marketing and advertising support.

Regulation. Liberty Tax and its franchisees must comply with laws and regulations relating to our businesses. Regulations and related regulatory matters specific to our tax businesses are:

•	Tax Return Preparation Regulation. Federal and state law set requirements and rules and regulations on tax preparers to, among other things, set forth their signatures and identification numbers on all tax returns prepared by them, retain for three years all tax returns prepared, and e-file rules and regulations. Tax preparers are also subject to accuracy-related penalties in connection with the preparation of tax returns and preparers may be enjoined from further acting as tax preparers if they continually or repeatedly engage in specified misconduct. The IRS and states conduct audit examinations of authorized e-file providers and tax return preparers, reviewing samples of prepared tax returns to ensure compliance with regulations in connection with tax return preparation activities. From time to time, certain of our franchisees and Company-owned offices are the subject of IRS and state audits to review their tax return preparation activities.

•	We engage in significant efforts to enhance tax compliance by our franchisees and their preparers, including the use of a franchisee alert system that identifies anomalous patterns, compliance audits of selected offices and returns, additional training requirements and actions taken against problematic preparers (including blacklisting to prevent their hiring by other franchisees and reporting to the IRS).

•	In December 2019, we entered into a global settlement with the DOJ that resolved their prior investigation of our policies, practices and procedures in connection with our tax return preparation activities. In connection with the settlement, we agreed to make a compliance payment to the IRS in the amount of $3.0 million to be paid in installments over four years, starting with an upfront payment of $1.0 million, followed by a $0.5 million payment on each anniversary thereafter.

•	Telephone Consumer Protection Act. Maintaining contact with customers is an essential component to retain tax customers from year-to-year. In addition, we utilize a variety of contact methods to solicit new franchisees. The Telephone Consumer Protection Act (“TCPA”) imposes substantial restrictions on the manner in which persons may be contacted, by telephone calls or text, on mobile telephones. Violations of the TCPA may result in per-call and per-message penalties of $500 to $1,500, and frequently result in class-action litigation.

Recent Developments

Amendments to the Remaining Credit Facilities

The ABL Credit Agreement and the Vitamin Shoppe ABL Agreement will be amended on the issue date of the notes to, among other things, permit the issuance of the notes.

Litigation Updates

In Re Liberty Tax, Inc. securities litigation

This case consolidated two previously filed cases on July 12, 2018. The case, among other things, asserts that the Company’s SEC filings over a multi-year period failed to disclose the alleged misconduct of the individual defendants and that disclosure of the alleged misconduct caused the Company’s stock price to drop and, thereby harm the purported class of stockholders. See “Note 12—Commitments and Contingencies” in the Notes to the Consolidated Financial Statements in the 2020 Q2 10-Q included in this offering memorandum. On September 30, 2020, the United States Court of Appeals for the Second Circuit affirmed a January 17, 2020 decision by the United States District Court for the Eastern District of New York dismissing the complaint with prejudice.

Stockholder class action and derivative complaint

On August 12, 2019, Asbestos Workers’ Philadelphia Pension Fund, individually and on behalf of all others similarly situated and derivatively on behalf of the Company filed a class action and derivative complaint (the “Derivative Complaint”) in the Court of Chancery of the State of Delaware, against Matthew Avril, Patrick A. Cozza, Thomas Herskovits, Brian R. Kahn, Andrew M. Laurence, Lawrence Miller, G. William Minner Jr., Bryant R. Riley, Kenneth M. Young, (collectively the “Derivative Complaint Individual Defendants”), and against Vintage Capital Management, LLC (“Vintage”) and B. Riley Financial, Inc. (“B. Riley”), and the Company as a Nominal Defendant. The Derivative Complaint alleges breach of fiduciary duty against the Derivative Complaint Individual Defendants based on the following allegations: (a) causing the Company to completely transform its business model and to acquire Buddy’s at an inflated price, (b) transfer the control of the Company to Vintage and B. Riley for no premium and without a stockholder vote, (c) allowing Vintage and B. Riley’s other former stockholders to unfairly extract additional value from the Company by virtue of a TRA, (d) the offering to the Company's non-Vintage and non-B. Riley stockholders of an inadequate price for their shares of Company stock ($12.00 per share), (e) disseminating materially misleading and/or omissive documents related to its tender offer commenced on August 1, 2019 for all of outstanding shares of its common stock (the “Tender Offer”), and (f) issuing additional Company shares to Vintage at less than fair value to fund the Tender Offer and our acquisition of Vitamin Shoppe. The Derivative Complaint also includes a count of unjust enrichment against Vintage and B. Riley.

On October 23, 2019, the Plaintiff filed a Verified Amended Stockholder Class Action and Derivative Complaint (the “Amended Complaint”), following the Company’s filing of the amended and restated offer to purchase on October 16, 2019 (the “Offer to Purchase”). The Amended Complaint contained substantially similar allegations but revised certain allegations based on disclosures contained in, or purportedly omitted, from the Offer to Purchase. The Plaintiff filed a Motion for Preliminary Injunction on October 25, 2019, seeking to prevent the consummation of the pending Offer to Purchase unless additional information was disclosed. On November 5, 2019, the Company filed Amendment No. 5 to the Offer to Purchase making certain additional disclosures, and Plaintiff withdrew its Motion for Preliminary Injunction. Thereafter Plaintiff and a shareholder intervenor, Matthew Sciabacucci, filed post-transaction pleadings amplifying and updating the claims in the Derivative Complaint. See “Note 12—Commitments and Contingencies” in the Notes to the Consolidated Financial Statements in the 2020 Q2 10-Q included in this offering memorandum.

As of the date of this offering memorandum, the parties have settled the case in principle. The settlement will be submitted to the Court and is subject to the Court’s approval and will contain broad and customary releases. Following the execution of a settlement agreement by the parties, the settlement papers will be filed with the Court. We do not expect the settlement amount to be material to the Company.

Potential Transactions

As of the date of this offering memorandum, the Company has been in discussions with respect to the proposed sale and subsequent refranchising of 47 Buddy’s stores and five American Freight Stores for approximately $50 million to one buyer. This potential transaction also includes a development deal for 20 Buddy’s and 20 American Freight locations. It is anticipated that the sale will close on or around October 30, 2020. There can be no assurances that such transaction will be completed on the timeline described herein, on these terms described herein, or at all.

Summary Historical and Pro Forma Financial Data

The following table presents Franchise Group Inc.’s summary historical and pro forma financial data and operating statistics. The consolidated statements of operations and cash flows for the eight months ended December 28, 2019 and the consolidated balance sheets as of December 28, 2019 have been derived from our audited consolidated financial statements included in this offering memorandum.

The summary consolidated statements of operations and cash flows for the three months ended March 28, 2020, and the three and six months ended June 27, 2020, and the consolidated balance sheets as of March 28, 2020 and June 27, 2020 have been derived from our unaudited condensed consolidated financial statements included in this offering memorandum. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated. The summary unaudited pro forma consolidated statement of operations for the eight months ended December 28, 2019 and the three months ended March 28, 2020 gives pro forma effect to the following transactions (collectively, the “Transactions”):

•	the acquisitions of Buddy’s, Sears Outlet, Vitamin Shoppe, and American Freight;
•	the completion of the offer to acquire any and all outstanding shares of Franchise Group common stock other than shares of Franchise Group common stock held by Vintage and B. Riley and certain of its affiliates, who agreed not to tender their shares of Franchise Group common stock in the offer, for a purchase price of $12.00 per share in cash;
•	the exchange of Franchise Group New Holdco, LLC units into Franchise Group common shares and related adjustments pursuant to the tax receivable agreement (“TRA”) that occurred in March and April 2020; and
•	the related debt and equity financings.

On October 1, 2019, the Company changed its fiscal year end from April 30 to the Saturday closest to December 31 and filed a transition report on Form 10-K/T on April 24, 2020 for the eight-month period ended December 28, 2019. Therefore, the unaudited pro forma combined statement of operations for the eight months ended December 28, 2019 and three months ended March 28, 2020 give effect to the Transactions as if they had occurred on the first day of the fiscal year May 1, 2018.

	Historical				Pro Forma
	Eight Months Ended December 28,	Three Months Ended March 28,	Three Months Ended June 27,	Six Months Ended June 27,	Eight Months Ended December 28,	Three Months Ended March 28,
Consolidated Statements of Operations data:	2019	2020			2019	2020
(in thousands)	(audited)	(unaudited)			(unaudited)
Revenue:
Product	$96,139	$473,505	$466,709	$940,214	$1,216,775	$522,164
Service and other	29,735	102,640	28,742	131,383	49,948	102,640
Rental	23,636	16,420	17,176	33,596	28,892	16,420
Total revenues	149,510	592,565	512,627	1,105,193	1,295,615	641,224
Operating Expenses:
Cost of revenue:
Product	71,820	287,818	277,582	565,400	784,406	315,360
Service and other	768	756	701	1,456	7,272	756
Rental	8,661	5,942	5,508	11,450	10,521	5,942
Total cost of revenue	81,249	294,516	283,791	578,306	802,199	322,058
Selling, general, and administrative expenses	173,860	252,212	217,264	469,476	552,380	269,988
Restructuring Costs	-	-	-	-	-	-
Total operating expenses	255,109	546,728	501,055	1,047,782	1,354,579	592,046
Gain (loss) from operations	(105,599)	45,837	11,572	57,411	(58,964)	49,178
Other income (expense):
Interest expense, net	(9,349)	(25,752)	(31,626)	(57,378)	(62,690)	(23,363)
Other	$37	$(4,056)	$(6)	$(4,064)	$2,246	$(14)
Income (loss) before income taxes	(114,911)	16,029	(20,060)	(4,031)	(119,408)	25,801
Income tax (benefit) expense	(10,445)	(45,869)	1,882	(43,987)	(32,676)	(43,195)
Net (loss) income	$(104,466)	$61,898	$(21,942)	$39,956	$(86,732)	$68,996
Less: Income/ (Loss) attributable to noncontrolling interests	36,039	(2,359)	269	(2,090)	-	-
Net (loss) income attributable to common stockholders	$(68,427)	$59,539	$(21,673)	$37,866	$(86,732)	$68,996

Consolidated Statements of Cash Flows data:
(in thousands)
Net cash provided by (used in) operating activities	$(41,485)	$115,768	$33,187	$148,955
Net cash provided by (used in) investing activities	$(343,255)	$(345,160)	$(5,049)	$(350,209)
Net cash provided by (used in) financing activities	$406,738	$338,174	$(71,262)	$266,912

Balance sheet data (as of period end):
(in thousands)
Cash and cash equivalents	$39,581	$147,028	$105,473	$105,473
Total assets	$1,298,545	$2,019,523	$1,883,631	$1,883,631
Total liabilities	$1,146,784	$1,690,503	$1,592,922	$1,592,922
Total long-term obligations, including current installments (1)	$463,620	$811,470	$740,638	$740,638
Total stockholders’ equity	$151,761	$329,020	$290,709	$290,709

Other financial data:
(in thousands)
Adjusted EBITDA / Adjusted EBITDA (pro forma for the Transactions) (2)	$(37,380)	$99,246	$49,853	$149,097	$45,668	$103,987

(1)	Total long-term obligations, including current portion includes all revolving credit facilities, term loan, net of debt issuance costs, convertible senior note, amounts due to former area developers, franchises and third parties, mortgages and finance lease liability.

(2)	The following table reconciles net income (loss), the most directly comparable GAAP measure to EBITDA, Adjusted EBITDA and reconciles pro forma net income (loss) to Adjusted EBITDA (pro forma for the Transactions).

Management defines and calculates Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization adjusted for certain non-core or non-operational items related to executive severance and related costs, stock-based compensation, shareholder litigation costs, restructuring expenses, corporate governance costs, Tender Offer costs, prepayment penalty on early debt repayment, accrued judgements and settlements, net of estimated revenue, store closures, rebranding costs, acquisition costs, inventory fair value step up amortization and management fee as described in the reconciliation below. We define and calculate Adjusted EBITDA (pro forma for the Transactions) as pro forma net income (loss) giving effect to the Transactions as if they had occurred on May 1, 2018 before the same items described above as Adjusted EBITDA.

Management believes the presentation of these measures is useful to investors as supplemental measures in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period because they exclude items that we do not believe are reflective of our core or ongoing operating results. These measures are used by our management to evaluate performance and make resource allocation decisions each period. Adjusted EBITDA is also the primary operating metric used in the determination of executive management’s compensation. In addition, a measure similar to Adjusted EBITDA is used in the Company’s credit facilities and the notes being offered hereby, but is calculated differently. EBITDA, Adjusted EBITDA and Adjusted EBITDA (pro forma for the Transactions) should not be considered in isolation or as a substitute for net income or other income statement information prepared in accordance with GAAP and our presentation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

A reconciliation of EBITDA, Adjusted EBITDA to net income (loss), the most closely comparable financial measure calculated in accordance with GAAP and a reconciliation of Adjusted EBITDA (pro forma for the Transactions) to pro forma net income (loss) are set forth in the table below.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA (pro forma for the Transactions) are not calculated or presented in accordance with GAAP. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital needs;
•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;
•	they do not reflect income tax expense or the cash requirements to pay taxes; and
•	although depreciation, amortization and impairment are non-cash charges, the assets being depreciated and amortized will often be replaced in the future, and EBITDA, and Adjusted EBITDA (pro forma for the Transactions) do not reflect any cash requirements for such replacements.

	Historical				Pro Forma
	Eight Months Ended December 28,	Three Months Ended March 28,	Three Months Ended June 27,	Six Months Ended June 27,	Eight Months Ended December 28,	Three Months Ended March 28,
Non-GAAP Reconciliation:	2019	2020			2019	2020
(in thousands)	(audited)	(unaudited)			(unaudited)
Net income (loss) / Pro Forma net income (loss)	$(104,466)	$61,898	$(21,942)	$39,956	$(86,732)	$68,996
Add back:
Interest expense, net	9,349	25,752	31,626	57,378	62,690	23,363
Income tax expense (benefit)	(10,445)	(45,869)	1,882	(43,987)	(32,676)	(43,195)
Depreciation, amortization and impairment charges	32,401	15,927	17,865	33,792	72,033	16,473
Total Adjustments	31,305	(4,190)	51,373	47,183	102,047	(3,359)
EBITDA / EBITDA (pro forma for the Transactions)	$(73,161)	$57,708	$29,431	$87,139	$15,315	$65,637

Adjustments to EBITDA / EBITDA (pro forma for the Transactions)
Executive severance and related costs (a)	519	4,657	663	5,319	1,247	4,657
Stock based compensation (b)	3,102	2,485	1,854	4,339	3,268	2,485
Shareholder litigation costs	707	131	156	286	707	131
Restructuring expenses (c)	-	-	-	-	5,321	-
Corporate governance costs	188	99	4	104	188	99
Tender Offer	645	-	-	-	645	-
Prepayment penalty on early debt repayment (d)	-	4,048	-	4,048	-	4,048
Accrued judgments and settlements, net of estimated revenue (e)	980	(1,285)	117	(1,169)	1,276	(1,285)
Store closures (f)	-	259	257	516	1,688	259
Rebranding costs (g)	-	1,258	1,964	3,222	-	1,258
Acquisition costs (h)	21,205	9,096	8,004	17,100	6,786	5,908
Inventory fair value step up amortization (i)	8,435	20,790	7,403	28,193	8,435	20,790
Management fee (j)	-	-	-	-	792	-
Total Adjustments to EBITDA / EBITDA (pro forma for the Transactions)	$35,781	$41,538	$20,422	$61,958	$30,353	$38,350
Adjusted EBITDA / Adjusted EBITDA (pro forma for the Transactions)	$(37,380)	$99,246	$49,853	$149,097	$45,668	$103,987

(a)	Costs related to executive management turnover, including severance charges.
(b)	The amounts primarily reflect non-cash expense on stock-based compensation awards granted to the Company’s eligible employee, directors, or consultants or advisors under the 2019 Omnibus Incentive Plan.
(c)	Reflects non-core restructuring charges related to recent acquisitions, such as technology transformation fees related to the integration of the Sears Outlet acquisition and management realignment related fees for the VSI acquisition.
(d)	Debt extinguishment fee in connection with the refinancing of certain debt of the Buddy’s and American Freight businesses.
(e)	Includes external legal costs related to litigation and litigation settlement costs deemed unrelated to our core business operations.
(f)	Costs primarily include lease termination fees associated with store closures.
(g)	Costs related to the rebranding of Sears Outlet business to American Freight Outlet
(h)	Includes acquisition-related costs, primarily external advisory, consulting and legal fees as well as the accelerated stock compensation charges in connection with the acquisition of Vitamin Shoppe.
(i)	Amortization of inventory fair value step-up recorded as part of Sears Outlet, Vitamin Shoppe and American Freight acquisitions.
(j)	Reflects the pre-acquisition management sponsor fee paid by American Freight that was eliminated in connection with the acquisition.

The following tables reconcile operating income (loss) to Adjusted EBITDA for each of our segments for the three months ended March 28, 2020 and June 27, 2020.

	American Freight	Buddy’s	The Vitamin Shoppe	Liberty Tax	Corporate	Consolidated
	Three Months Ended March 28,	Three Months Ended March 28,	Three Months Ended March 28,	Three Months Ended March 28,	Three Months Ended March 28,	Three Months Ended March 28,
(in thousands)	2020
Operating Income (Loss)	$1,586	$3,345	$(5,476)	$48,681	$(2,299)	$45,837
Other Income (Expense)	(7)	-	28	(29)	-	(8)
Depreciation, amortization and impairment charges	912	1,640	11,310	2,065	-	15,927
Executive severance and related costs	-	-	4,657	-	-	4,657
Stock based compensation	-	70	-	149	2,267	2,486
Shareholder litigation costs	-	-	-	-	131	131
Corporate Compliance costs	-	-	-	99	-	99
Accrued judgments and settlements	30	-	(1,708)	393	-	(1,285)
Store closures	-	-	259	-	-	259
Rebranding costs	1,258	-	-	-	-	1,258
Acquisition costs	4,718	213	4,926	-	(762)	9,095
Inventory fair value step up amortization	8,245	-	12,545	-	-	20,790
Adjusted EBITDA	$16,742	$5,268	$26,541	$51,358	$(663)	$99,246

	American Freight	Buddy’s	The Vitamin Shoppe	Liberty Tax	Corporate	Consolidated
	Three Months Ended June 27,	Three Months Ended June 27,	Three Months Ended June 27,	Three Months Ended June 27,	Three Months Ended June 27,	Three Months Ended June 27,
(in thousands)	2020
Operating Income (Loss)	$12,422	$5,338	$(587)	$(3,204)	$(2,397)	$11,572
Other Income (Expense)	-	-	(27)	20	1	(6)
Depreciation, amortization and impairment charges	1,553	1,514	12,419	2,379	-	17,865
Executive severance and related costs	573	-	90	-	-	663
Stock based compensation	-	70	-	148	1,636	1,854
Shareholder litigation costs	-	-	-	-	156	156
Corporate Compliance costs	-	-	-	4	-	4
Accrued judgments and settlements	2	-	-	115	-	117
Store closures	-	62	195	-	-	257
Rebranding costs	1,964	-	-	-	-	1,964
Acquisition costs	7,193	53	605	-	153	8,004
Inventory fair value step up amortization	5,933	-	1,470	-	-	7,403
Adjusted EBITDA	$29,640	$7,037	$14,165	$(538)	$(451)	$49,853

The following additional information is provided to reflect estimated cost savings related to various management actions taken at our acquired businesses for the three months ended March 28, 2020 and June 27, 2020.

	American Freight	Buddy’s	The Vitamin Shoppe		Liberty Tax	Corporate	Consolidated
	Three Months Ended March 28,	Three Months Ended March 28,	Three Months Ended March 28,		Three Months Ended March 28,	Three Months Ended March 28,	Three Months Ended March 28,
(in thousands)	2020
Estimated realized and unrealized cost savings	$11,654	-	$2,169	(2)	-	$(2,360)	$11,463
Other acquisition related and compensation cost	-	-	1,485	(3)	-	-	1,485
Total	$11,654	-	$3,654		-	$(2,360)	$12,948

	American Freight		Buddy’s	The Vitamin Shoppe		Liberty Tax	Corporate	Consolidated
	Three Months Ended June 27,		Three Months Ended June 27,	Three Months Ended June 27,		Three Months Ended June 27,	Three Months Ended June 27,	Three Months Ended June 27,
(in thousands)	2020
Estimated realized and unrealized cost savings	$10,743	(1)	-	$642	(2)	-	$(269)	$11,116
Other acquisition related and compensation cost	-		-	1,485	(3)	-	-	1,485
Total	$10,743		-	$2,127		-	$(269)	$12,601

(1)	The estimated run-rate cost savings pertaining to the American Freight acquisition include: (i) optimization of product mix and supply chain in connection with the integration of American Freight Outlet (formerly our Sears Outlet segment) and American Freight; (ii) estimated reduction in payroll costs as a result of restructuring activities; (iii) leverage in marketing spend; and (iv) the implementation of a new contract with a third-party finance company that has resulted in additional savings. Run-rate savings are the expected annualized cost savings directly related to synergy activities that have been undertaken as if they had been in effect for the full year. Given the inherent limitations of these run-rate cost savings that involve estimates and assumptions, all cost savings may not be realized or may not be predictive of future operating results. However, most of these synergies or dis-synergies either have been realized or are expected to be realized by the end of 2020 or early 2021.

(2)	The current and expected cost savings related to the Vitamin Shoppe acquisition result from system and inventory management integration, contract termination costs, one-time sign-on bonuses, and temporary retention payments in connection with the acquisition of Vitamin Shoppe.

(3)	These costs reflect extraordinary compensation arrangements that were required to be assumed as part of the acquisition and are expected to decline in future periods upon expiration of these arrangements in 2021.

Risk Factors

In the confidential preliminary offering memorandum the Company provided the following updates or supplements to the risk factors provided in the Company’s previous periodic filings with the Securities and Exchange Commission (the “SEC”). The risk factors below should be read in conjunction with the risk factors in the Company’s other filings made from time to time with the SEC.

Because of the significant changes to our business initiatives and strategies during this past year, including the Acquisitions, we are susceptible to the potential difficulties associated with rapid growth and expansion and we may not achieve the same level of growth in revenues and profits as we had in prior years.

Our future viability, profitability, and growth will depend upon our ability to successfully operate and continue to expand our operations in the United States and abroad. We have grown rapidly since we began making the Acquisitions in July 2019. Our management believes that our future success depends in part on our ability to manage the rapid growth and integration that we have experienced from current and future acquisitions, and the demands from increased responsibility on management personnel within the businesses we acquired and at the corporate level. Our ability to continue to grow our business will be subject to a number of risks and uncertainties and will depend in large part on:

•	our ability to manage increased responsibilities for our executive level personnel and administrative burdens;
•	our risk of litigation and other unanticipated liabilities;
•	adding new customers and retaining existing customers;
•	innovating new products and services to meet the needs of our customers;
•	finding new opportunities in our existing and new markets;
•	remaining competitive in the tax return preparation, specialty retailing, consumable durable goods and retail industries;
•	our ability to offer directly and to facilitate through others the sale of tax settlement products and maintaining a reputation for quality tax preparation
•	services to attract and retain customers and independent tax preparers;
•	attracting and retaining capable franchisees and ADs;
•	effectively managing the seasonality of the businesses, in particular the Liberty Tax segment;
•	delivering on our products and services in sufficient volumes and in a timely manner;
•	hiring, training, and retaining skilled managers and employees; and
•	expanding and improving the efficiency of our operations and systems and managing related organizational challenges.

There can be no assurance that any of our efforts will prove successful or that we will continue to achieve growth in revenues and profits. Our operating results could be adversely affected if we do not successfully manage our ability to grow and these potential risks and uncertainties. The historical and pro forma financial information incorporated herein is not necessarily indicative of the results that may be realized in the future. In addition, due to the timing of the Acquisitions, there is very limited comparative information on our combined business which will impact the evaluation of an investment in the notes.

Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our brands and operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

During the transition period ended December 28, 2019 as described in our 2019 10-K/T, we identified a material weakness in our internal control over financial reporting related to control activities, information and communication and monitoring controls that were not effective. For more information regarding this matter, including our remediation plans, please refer to Item 9A. Controls and Procedures in our 2019 10-K/T. However, we concluded that, notwithstanding the material weakness in our internal control over financial reporting, the consolidated financial statements included in our 2019 10-K/T fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America. Although we are working to remedy the ineffectiveness of the Company’s internal control over financial reporting, there can be no assurance as to when the remediation plan will be fully implemented or the aggregate cost of the implementation. While we believe that such activities will allow us to select, develop, and perform ongoing and or separate evaluations to ascertain whether our components of internal control are present and functioning, we cannot provide assurance that remediation efforts will be sufficient to identify or prevent future material weaknesses, and the enhanced controls and procedures could require increased management time and attention and resources. Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses or material misstatements in our consolidated financial statements which could cause us to fail to meet our reporting obligations, reduce our ability to obtain financing or cause investors to lose confidence in our reported financial information.

The scope of management’s assessment of the effectiveness of our internal control over financial reporting included all of our consolidated operations except for the operations of Buddy’s Home Furnishings, Sears Outlet, Vitamin Shoppe and American Freight as these companies were acquired during the Transition Period or after. The operations of these acquired entities (excluding American Freight) represented 75% of our consolidated total assets and 90% of our consolidated revenues as of and for the Transition Period ended December 28, 2019. The Company is in the process of implementing our internal control structure over the acquired operations and expect that this effort will be completed in fiscal 2020.

As we have grown our business through the Acquisitions our disclosure controls and internal controls have become more complex and may require significantly more resources to ensure the effectiveness of these controls. If we are unable to continue upgrading our financial and management controls, reporting segments, information technology and procedures in a timely and effective fashion, additional management and other resources may need to be devoted to assist in compliance with the disclosure and financial reporting requirements which could adversely affect our business, financial position and results of operations.

Our indebtedness could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations and prevent us from fulfilling our obligations under the notes and our other debt agreements.

We have substantial indebtedness, which could adversely affect our ability to fulfill our obligations and have a negative impact on our financing options and liquidity position. At June 27, 2020, after giving effect to the Recent Transactions but without giving effects to the Financing Transactions, we had indebtedness of approximately $708.1 million and aggregate availability under the Remaining Credit Facilities of approximately $47.7 million. After completion of the Financing Transactions and after giving effect to the Recent Transactions, we anticipate having indebtedness of approximately $655.0 million, of which $651.8 million would be secured, and aggregate availability under the Remaining Credit Facilities of approximately $127.9 million.

Our high level of debt could have significant consequences for us, including the following:

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;
•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting our ability to refinance our indebtedness on terms acceptable to us or at all;
•	increasing the cost of future borrowings and, accordingly, our cost of capital;
•	preventing us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control or asset sales, which failure to repurchase would constitute an event of default under the indenture;
•	limiting our flexibility in planning for and reacting to changes in the markets in which we compete and to changing business and economic conditions;
•	imposing restrictive covenants on our operations;
•	placing us at a competitive disadvantage to competitors carrying less debt; and
•	making us more vulnerable to economic downturns and adverse developments in our business, including the COVID-19 pandemic, and limiting our ability to withstand competitive pressures.

We may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under the notes and our other indebtedness, which may not be successful.

Cash flows from operations are the principal source of funding for us. Moreover, the Issuer is a holding company and accordingly is dependent upon the distributions from its subsidiaries to make payments in respect of the notes. Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, including the impact of the COVID-19 pandemic and the availability of financing in the international banking and capital markets. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations and other cash requirements, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to affect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The agreements that govern our indebtedness may restrict us from accomplishing any of these alternatives on commercially reasonable terms or at all. Additionally, the agreements that govern our indebtedness may restrict (a) our ability to dispose of assets and use the proceeds from any such dispositions and (b) our ability to raise debt capital to be used to repay our indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations and limit our financial flexibility. Any issuances of additional capital stock would be dilutive to existing stockholders.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our business, financial position and results of operations and our ability to satisfy our obligations, including our obligations under the notes.

In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, lenders under our existing and future indebtedness and holders of the notes could declare (or some of the following could occur automatically) all outstanding principal and interest to be due and payable, the lenders under the Remaining Credit Facilities could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation, in each case, which could result in any of the holders of our indebtedness, including the holders of the notes, and/or our stockholders losing their investments.

Despite current and anticipated indebtedness levels, we may still be able to incur substantially more debt.

If we were to incur substantial additional indebtedness in the future, it could further exacerbate the risks described above. Although the agreements that govern our indebtedness restrict the incurrence of additional indebtedness, these restrictions are and will be subject to a number of qualifications and exceptions and any additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks senior to the notes with respect to any collateral, subject to collateral arrangements, the holders of that debt will have priority over the holders of the notes in any proceeds of such collateral distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us or any of our subsidiaries granting security with respect to such indebtedness and the notes. If we incur any additional secured indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us or any of our subsidiaries granting security with respect to such indebtedness and the notes. This could reduce the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness (which may include, among others, trade payables and other expenses incurred in the ordinary course of business). In addition, as of June 27, 2020, after giving effect to the Recent Transactions and the Financing Transactions, we would have had approximately $655.0 million of outstanding indebtedness all of which would be secured and the Remaining Credit Facilities would have provided for aggregate unused commitments of $127.9 million. Further, pursuant to the Remaining Credit Facilities and subject to the limitations set forth therein, we may have the option to increase our commitments under the Remaining Credit Facilities. Such increases would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The terms of the agreements governing our indebtedness may restrict our current and future operations and operating flexibility, particularly our ability to respond to changes in the economy or our industry or to pursue our business strategies, and could adversely affect our capital resources, financial condition and liquidity.

The agreements that govern our indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional indebtedness;
•	declare or pay dividends or make other distributions with respect to, or purchase or otherwise acquire or retire for value, equity interests;
•	make any principal payment on, or redeem or repurchase, certain indebtedness;
•	make loans, advances or other investments;
•	incur liens;
•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
•	enter into sale and lease-back transactions;
•	consolidate or merge with or into, or sell all or substantially all of our assets to, another person;
•	enter into transactions with affiliates;
•	materially change the nature of our business; and
•	enter into agreements that restrict the ability of certain subsidiaries to make dividends or other payments.

The Remaining Credit Facilities also contain covenants that may, if not satisfied, limit our ability to service our other indebtedness, including the notes.

As a result of these restrictions, we may be:

•	limited in how we conduct our business;
•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or
•	unable to compete effectively, take advantage of new business opportunities or grow in accordance with our plans.

The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with such covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the holders of such indebtedness and/or amend the covenants.

A breach of the covenants under the agreements governing our indebtedness could result in an event of default under the applicable indebtedness, which, if not cured or waived, could result in us having to repay such indebtedness before its due dates. Such an event of default may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, such an event of default under may permit the lenders under the Remaining Credit Facilities to terminate all commitments to extend further credit thereunder. In the event the repayment of any of our indebtedness is accelerated, we cannot assure you that we will have sufficient assets to repay such indebtedness. If we are forced to refinance such indebtedness on less favorable terms or if we experience difficulty in refinancing such indebtedness, our results of operations or financial condition could be materially affected. Furthermore, if we are unable to repay the amounts due and payable under the agreements governing our secured indebtedness, the lenders or holders of such indebtedness may be able to proceed against the collateral granted to them to secure such indebtedness.

Our floating rate debt financing exposes us to interest rate risk.

We may borrow amounts under our Remaining Credit Facilities or otherwise that bear interest at rates that vary with prevailing market interest rates. If such market interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and our profit and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, it is possible that we will not maintain interest rate swaps with respect to any of our variable rate indebtedness. Alternatively, any swaps we enter into may not fully or effectively mitigate our interest rate risk.

Changes in the method of determining the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates on our outstanding indebtedness dependent on LIBOR.

We may borrow amounts under our Remaining Credit Facilities or otherwise that bear interest at variable interest rates that use LIBOR as a reference rate. In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It remains unclear if, how and in what form LIBOR may continue to exist after that date. The Federal Reserve Bank of New York has begun publishing a Secured Overnight Funding Rate ("SOFR"), which is intended to replace U.S. dollar LIBOR. These reforms may cause LIBOR to perform differently than in the past or to disappear entirely. The consequences of these developments with respect to LIBOR cannot be entirely predicted but may result in an increase in the interest cost of our indebtedness that uses (or in the absence of the changes to or disappearance of LIBOR, would have used) LIBOR as a reference rate. In the event that LIBOR is no longer available as a reference rate or ceases to adequately and fairly reflect the cost to our lenders of making and maintaining loans, our Remaining Credit Facilities permit the lenders to suspend maintaining loans that use LIBOR as a reference rate. In its place, loans may bear interest based on an alternate base rate, as set forth in the Remaining Credit Facilities, which may increase our interest expenses. Further, we may need to renegotiate our outstanding indebtedness (whether pursuant to the LIBOR replacement provisions set forth in the Remaining Credit Facilities or otherwise), including to adopt a new reference rate in place of LIBOR, such as SOFR, and to adopt a new interest rate margin with respect to such alternative reference rate, or we may need to incur other indebtedness, and the phase-out of LIBOR may negatively impact the terms of such indebtedness. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could have a material adverse effect on our business, financial condition and results of operations.

Our Vitamin Shoppe segment sells food, dietary supplement and topical products containing cannabidiol (“CBD”), which is a cannabinoid derived from the cannabis plant. There is significant uncertainty regarding the legal status of CBD and other hemp-based products in the U.S. In addition, the FDA currently prohibits the sale of foods and dietary supplements containing CBD, which could subject our Vitamin Shoppe segment to regulatory enforcement action.

Products that contain CBD are subject to various state and federal laws regarding the production and sale of hemp-based products. Historically, the Drug Enforcement Administration (“DEA”) considered CBD to be a Schedule I controlled substance subject to the Controlled Substances Act (“CSA”) under the definition for “marihuana.” However, the Agriculture Improvement Act of 2018 (the “2018 Farm Bill”) removed “hemp” from the definition of “marihuana.” “Hemp” is defined as the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3 percent on a dry weight basis. As a result of the enactment of the 2018 Farm Bill, we believe that our Vitamin Shoppe segment’s CBD products and the hemp from which they are derived are not Schedule I controlled substances under the CSA. However, there is a risk that we could be subject to DEA enforcement action, including prosecution, if any of our Vitamin Shoppe segment’s products are determined to not meet the definition of “hemp” and to constitute “marihuana” based on THC levels or other violations.

In addition, although hemp and hemp-derived CBD are no longer controlled substances subject to regulation under the CSA, the FDA has stated publicly that it is nonetheless unlawful under the Federal Food, Drug, and Cosmetic Act (“FDCA”) to market foods or dietary supplements containing CBD, even if lawful under the 2018 Farm Bill. Specifically, the FDCA prohibits the introduction or delivery for introduction into interstate commerce of any food or dietary supplement that contains an approved drug or a drug for which substantial clinical investigations have been instituted and made public, unless a statutory exemption applies. The FDA has stated its conclusion that this statutory prohibition applies and none of the exceptions has been met for CBD.

The FDA has held public meetings and formed an internal working group to evaluate the potential pathways to market for CBD products, which could include seeking statutory changes from Congress or promulgating new regulations. If legislative action is necessary, such legislative changes could take years to finalize and may not include provisions that would enable our Vitamin Shoppe segment to produce, market and/or sell CBD products, and FDA could similarly take years to promulgate new regulations. Additionally, while the agency’s enforcement focus to date has primarily been on CBD products that are associated with therapeutic claims, the agency has recently issued warning letters to companies marketing CBD products without such claims, and there is a risk that FDA could take enforcement action against our Vitamin Shoppe segment, its third-party contract manufacturers or suppliers, or those marketing similar products, which could limit or prevent this segment from marketing CBD products. While the FDA announced on March 5, 2020 that it is currently evaluating a risk-based enforcement policy for CBD to provide more clarity to industry and the public while the agency takes potential steps to establish a clear regulatory pathway, it remains unclear whether or when FDA will ultimately issue such an enforcement policy.

Moreover, local, state, federal, and international CBD, hemp and cannabis laws and regulations are rapidly changing and subject to evolving interpretations, which could require our Vitamin Shoppe segment to incur substantial costs associated with compliance requirements or alteration of certain aspects of its business plan in the event that its CBD products become subject to new restrictions. In addition, violations of these laws, or allegations of such violations, could disrupt the business and result in a material adverse effect on its operations. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our Vitamin Shoppe segment’s activities in the hemp and CBD industry. The constant evolution of laws and regulations may require this segment to incur substantial costs associated with legal and compliance fees and ultimately require it to alter its current business plan.

Disruptions at our Vitamin Shoppe segment’s contract manufacturers’ manufacturing facilities or loss of their manufacturing certifications could materially and adversely affect our business, financial condition, results of operations and customer relationships.

Any significant disruption in our Vitamin Shoppe segment’s contract manufacturers’ manufacturing facilities for any reason, including regulatory requirements, a Food and Drug Administration (“FDA”) determination that the facility is not in compliance with the cGMP regulations, the loss of certifications, power interruptions, destruction of or damage to facilities, terrorist attacks, civil unrest, war or the perceived threat thereof, fires, hurricanes and other natural disasters could disrupt our contract manufacturers’ ability to manufacture products for our Vitamin Shoppe segment. Any such disruption could have a material adverse effect on our business. While we do not believe it would be difficult to source our Vitamin Shoppe segment’s products from other contract manufacturers, a transition period would be required in order to source its branded products from other contract manufacturers.

In addition, with respect to our Vitamin Shoppe segment’s CBD products, all contract manufacturers and suppliers must comply with recently promulgated USDA regulations for the domestic production, processing, and testing of hemp. These regulations are the subject of ongoing lawsuits and their interpretation remains uncertain. Our Vitamin Shoppe segment and its third-party suppliers for hemp and CBD products must expend resources monitoring the evolving federal and state legal landscape for hemp production, and any violations of these laws and regulations, or alleged violations, could disrupt this segment’s business and result in a material adverse effect on its operations.

Compliance with governmental regulations or newly enacted laws could increase our costs significantly and adversely affect our operating income and financial results.

The products and services offered by our business segments are subject to federal laws and regulation by one or more federal agencies, including but not limited to the IRS, FDA, the FTC, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products or services are provided. Regulations may prevent or delay the introduction, or require the reformulation, of our products or services, which could result in lost sales and increased costs to us.

For example, the FDA may not accept the evidence of safety for any new ingredients that our Vitamin Shoppe segment may want to market, may determine that a particular ingredient is not a legal dietary ingredient under the FDCA, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support on our products, or that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim.” The FDA or FTC may determine that particular claims are not adequately supported by available scientific evidence. The FDA may also determine that the Vitamin Shoppe’s CBD-containing food and dietary supplement products are unlawful, and may issue an enforcement action against us. Any such regulatory determination would prevent us from marketing particular products or using certain statements on those products, or force us to recall a particular product and be subject to additional enforcement or penalties, which could adversely affect our sales of those products.

Additionally, our rental business unit is subject to various federal and state including consumer protection statutes, such as a grace period for late fees and certain contract reinstatement rights. Moreover, many states have passed laws that regulate rental purchase transactions as separate and distinct from credit sales. Specific rental purchase laws generally require certain contractual and advertising disclosures. Any failure of our Buddy’s segment to comply with such laws could have a material adverse effect on our business.

New or revised tax regulations could have a material effect on the financial results of our Liberty Tax segment. The tax environment in which we operate is evolving rapidly with the recent enactment of sweeping corporate tax changes. The President of the United States signed into law tax legislation commonly known as the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017. The Tax Act, among other things, contains significant changes to corporate taxation including cutting the corporate tax rate, lowering individual income tax rates and increases the standard deduction, making it easier for many individuals to file their own taxes or use our online, digital “Do It Yourself” tax program. The effect of the Tax Act on us may also be affected by future regulations and interpretations of the IRS regarding the Tax Act and the long-term effect is difficult to predict. Additionally, we operate in many states and are subject to the tax laws of those states. We are unable to predict how we may be affected by changes, or lack of changes, to state tax laws that may be made in response to the Tax Act by the states in which we operate. Accordingly, the risk exists that the Tax Act, IRS regulations and interpretations of the Tax Act and changes in, or lack of changes in, state tax laws could materially and adversely affect our Liberty Tax business cash flows, results of operations and financial condition.

Regulatory actions could have an adverse effect on our business and our consolidated financial position, results of operations, and cash flows.

We are subject to additional federal, state, local, and foreign laws and regulations, including, without limitation, in the areas of franchise, labor, immigration, advertising, consumer protection, financial services and products, payment processing, privacy, anti-competition, environmental, health and safety, insurance, and healthcare. There have been significant new regulations and heightened focus by the government in some of these areas, including, for example, healthcare, consumer financial services and products, and labor, including overtime and exemption regulations and state and local laws on minimum wage and other labor-related issues.

In 2018, California enacted legislation, the California Consumer Privacy Act (“CCPA”), which became effective on January 1, 2020 and requires covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of certain sales of personal information. We collect internal and customer data, including personally identifiable information for a variety of important business purposes, including managing our workforce and providing requested products and services. The effects of the CCPA required us to modify our data processing practices and policies at Liberty Tax, Vitamin Shoppe and American Freight, which as a result, we may incur substantial costs and expenses in an effort to comply. The effects of the CCPA are potentially significant and require us to modify our data processing practices and policies which as a result, we may incur substantial costs and expenses in an effort to comply. We may also from time to time be subject to, or face assertions that we are subject to, additional obligations relating to personal data by contract or due to assertions that self-regulatory obligations or industry standards apply to our practices. There may be additional regulatory actions or enforcement priorities, or new interpretations of existing requirements that differ from ours. These developments could impose unanticipated limitations or require changes to our business, which may make elements of our business more expensive, less efficient, or impossible to conduct, and may require us to modify our current or future services or products, which effects may be heightened given the nature, broad geographic scope, and seasonality of our business. Any developments of this nature could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

We are named in federal securities class-action lawsuits and derivative complaints; if we are unable to resolve these matters favorably, then our business, operating results and financial condition may be adversely affected.

We are currently named as defendants in class and derivative litigation in the Court of Chancery of the State of Delaware (“Delaware Action”) and a securities class action the United States District Court for the Eastern District of New York (“the New York Action”). While the Delaware Action has settled in principle and has been stayed pending the parties’ filing of settlement papers, there is no assurance that the settlement will be approved by the Delaware Court of Chancery. Additionally, while the New York Action has been dismissed with prejudice, and such dismissal has been affirmed by the United States Court of Appeals for the Second Circuit, plaintiffs could still seek review by the United States Supreme Court. Until these matters are finally resolved, we cannot predict the outcome of these matters or reasonably determine the probability of a material adverse result or reasonably estimate range of potential exposure, if any, that these matters might have on us, our business, our financial condition or our results of operations, although such effects could be materially adverse. In addition, in the future, we may need to record litigation reserves with respect to these matters. Further, regardless of how these matters proceed, it could divert our management’s attention and other resources away from our business.